Exhibit 99.1






June 25, 1999



Walden Residential Properties, Inc. 401 (k) Plan
5080 Spectrum Drive, Suite 1000E
Addison, Texas 75001

Dear Sirs/Madams:

We have reviewed the Form 12b-25 of Walden Residential Properties, Inc. 401(k) Plan (the "Plan") dated June 25, 1999, requesting an extension of time to file the annual audited report required under the Securities Exchange Act of 1934. We agree with the reasons for the extension request which are due to difficulties in obtaining the financial information from the Plan's trustee.

Our audits of the financial statements of the Plan for the plan year ended December 31, 1998 and the three month period ended December 31, 1997, in accordance with generally accepted auditing standards, are currently in progress; however, because required information is not available we have not been able to complete our audits. The procedures that we have performed do not constitute all the procedures necessary to express an opinion on the financial statements of the Plan as required by generally accepted auditing standards. As such, we are unable to express an opinion on the Plan's financial statements included in the annual report on Form 11-K by the prescribed due date.

Your truly,



DELOITTE & TOUCHE LLP
Dallas, Texas